EXHIBIT 23.1

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Annual Report on Form 10-K of Ainos, Inc. (the “Company”) for the years ended December 31, 2024 and 2023, of our report dated March 7, 2025, with respect to our audits of the financial statements of the Company as of and for the years ended December 31, 2024 and 2023.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
March 7, 2025